EXHIBIT 10.11

LEASE

This Lease is made this 29th day of December, 2005 (this “Lease”), between 55 HERITAGE (SALEM) LLC, a New Hampshire limited liability company (“Landlord”) and STOCKERYALE, INC., a Massachusetts corporation (“Tenant”). The term “Building” as used herein refers to the building located at 32 Hampshire Drive, Salem, New Hampshire, together with the pedestrian walkways, parking garage and outdoor plaza and park areas, all adjacent thereto. The land on which the Building is located is hereinafter referred to as the “Land”. The Building and the Land are hereinafter collectively called the “Property”. The following Schedule is an integral part of this Lease.

SCHEDULE

1. Description of Leased Premises: The Building, consisting of approximately 95,000 square feet of net rentable area, more or less.

2. Tenant’s type of business: designer and manufacturer of structured light lasers, specialized fiber optic, fluorescent, and LED technologies as well as phase masks, specialty optical fiber, and diffractive optics.

3. Base Rent: the sum of the following: (i) with respect to the area depicted on the attached Exhibit A, which consists of approximately 32,000 square feet (the “Primary Space”), during the term, the annual base rent will be $192,000.00 ($16,000.00 per month); and (ii) with respect to the remaining area in the Building excluding the Primary Space, which consists of approximately 63,000 square feet (the “Other Space”), subject to the terms set forth below, during the first two years of the term, the annual base rent will be $315,000.00 ($26,250.00 per month), during the third and fourth years of the term, the annual base rent will be $252,000.00 ($21,000.00 per month), and during the fifth year of the term, the annual base rent will be $220,500 ($18,375.00 per month).

4. Monthly installment of Base Rent: Initially, $42,250.00 and thereafter Tenant shall pay equal monthly installments of the Base Rent as adjusted from time to time pursuant to Paragraph 3 above.

5. Tenant’s Expense Share: On the commencement date, 100%, subject to the terms set forth below (the ratio of the number of square feet of net rentable area in the Leased Premises, from time to time, to the number of square feet of net rentable area in the Building, from time to time); provided, however, if less than 100% of the Building’s rentable area shall have been leased by tenants at any time during any Lease Year, then at Landlord’s election Operating Expenses for such Lease Year shall be the amount which Landlord in good faith determines is the amount Operating Expenses would have been for such Lease Year had tenancy been 100% throughout such Lease Year.

6. Term: Five years and three days, commencing on December 29, 2005, and terminating on December 31, 2010.

7. Security Deposit: $770,500.00. Provided no default shall have occurred and not cured within any applicable grace or cure period, or otherwise waived by Landlord, Landlord will apply a portion of the security deposit to Base Rent as follows: (i) $10,000.00 promptly upon receipt by Landlord of a survey (that Landlord will promptly order) acceptable to Landlord’s lender and title insurer and an endorsement to Landlord’s title insurance policy insuring over the survey exception; (ii) $42,250.00 per each month during the last six months of the first year of the term; (iii) $14,083.33 per each month during the second year of the term; (iv) $15,833.33 per each month during the third year of the term; and (v) $9,666.66 per each month during the fourth year of the term, with any remaining portion of the security deposit to be held by Landlord until the expiration of the Lease.

11. Broker: None.

12. Addresses for Notices:

If to Landlord:

55 Heritage (Salem) LLC

c/o Jeffrey P. Gray

1025 Mohawk Drive

Wilmette, IL 60091-1271

If to Tenant:

StockerYale, Inc.

32 Hampshire Road

Salem, NH 03079

Attention: Chief Financial Officer

13. Property Manager: CPManagement, Inc. at such time as Landlord shall advise Tenant that such firm has commenced services.

This Lease is subject to the Terms and Conditions and the provisions of any Exhibits or riders attached hereto, which Terms and Conditions and Exhibits and riders are hereby made a part of this Lease.

LANDLORD:		TENANT:

55 HERITAGE (SALEM) LLC		STOCKERYALE, INC.

By:	55 Heritage (Salem Manager) LLC, Manager

By:	/s/ JEFFREY P. GRAY	By:	/s/ MARIANNE MOLLEUR
Name:	Jeffrey P. Gray	Name:	Marianne Molleur
Title:	Manager	Title:	Sr. VP and CFO

ii

TERMS AND CONDITIONS

1.	LEASE OF PREMISES.

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises (hereinafter referred to as the “Leased Premises”) described in the Schedule to this Lease (hereinafter referred to as the “Schedule”) and designated on the plan attached hereto as Exhibit A in the Building, including all air conditioning, mechanical, electrical, plumbing, heating and ventilating systems, exclusively serving the Leased Premises, but reserving and excluding therefrom all area above the ceiling and all area below the concrete floor, subject to the covenants, terms, provisions and conditions of this Lease. Tenant shall also have the right to use, on a non-exclusive, unreserved basis, at least Tenant’s pro rata share of all available parking spaces, which shall initially be 49 spaces, in the parking area at the Building.

2.	TERM.

The term of this Lease (the “Term”) shall be as set forth in the Schedule, subject to extension as provided in Paragraph 31.

3.	BASE RENT.

All payments due under this Lease from Tenant shall be mailed to Landlord at the address listed above, or to such other persons or at such other place as Landlord may from time to time designate in writing, in coin, currency or check which, at the time of payment, is legal tender for private or public debts in the United States of America.

Tenant agrees to pay the applicable annual Base Rent set forth in the Schedule, payable in equal monthly installments in the applicable amounts set forth in the Schedule, in advance, on or before the first day of each and every month during the Term, without demand or billing and without any set-off or deduction whatsoever, except that (i) Tenant shall pay an amount equal to one full monthly installment of Base Rent at the time of execution of this Lease, which amount shall be credited to the first full monthly installment of Base Rent payable hereunder; and (ii) if either the Term or the obligation to pay Base Rent commences other than on the first day of a month or ends other than on the last day of a month, the Base Rent for such month shall be prorated on a per diem basis. The prorated Base Rent for the portion of the month in which the Term or the obligation to pay Base Rent commences shall also be paid at the time of execution of this Lease.

4.	ADDITIONAL CHARGES.

In addition to paying the Base Rent specified in Paragraph 3 hereof, Tenant shall pay as “Additional Charges” the amounts determined pursuant to subparagraphs B. and C. of this Paragraph 4. Additional Charges shall be payable in the same manner, time and place as Base Rent and without demand or billing and without any set-off or deduction whatsoever, except as expressly provided for in this Paragraph 4. Without limitation on other obligations of Tenant which shall survive the expiration of the Term, the obligations of Tenant to pay the Additional Charges provided for in this Paragraph 4 shall survive the expiration of the Term.

A. Definitions. As used in this Paragraph 4, the following terms shall have the following meanings:

(i) “Lease Year” shall mean each calendar year in which any part of the Term falls, including the calendar years in which the Commencement Date and Termination Date occur.

(ii) “Operating Expenses” shall mean all expenses, costs and disbursements of every kind and nature (determined for each calendar year on an accrual basis) paid or incurred by Landlord in connection with the ownership, management, operation, repair and replacement of the Property, except the following:

(a) Taxes (as such term is hereinafter defined);

(b) Costs of initial improvements to, or Alterations (as such term is hereinafter defined) of, any tenant’s premises;

(c) Principal or interest payments on loans secured by mortgages or trust deeds on the Property and ground lease payments, if any;

(d) Costs of capital improvements (other than repairs and replacements of parts of the Building or personal property used in connection with the Building), except that Operating Expenses shall include (i) the cost during the Term, as reasonably amortized by Landlord with interest on the unamortized amount at the rate of 8%, of any capital improvement which is intended to reduce any component cost included within Operating Expenses and (ii) the cost of any capital improvements which are intended to keep the Property in compliance with all governmental rules and regulations applicable from time to time thereto;

(e) Depreciation or amortization of any improvements, except as specifically set forth in this Lease;

(f) Costs of repairs, alterations or replacements caused by casualty losses to the extent customarily insured against by owners of office buildings of similar size, age and construction in the Chicago metropolitan area;

(g) Costs of repairs, alterations or replacements caused by the exercise of the rights of eminent domain to the extent Landlord receives net condemnation proceeds therefor;

(h) Costs of electricity or natural gas for individual tenant spaces, to the extent such costs are paid for by tenants;

(i) Costs of any special services rendered or costs reimbursed to any tenants which are not generally reimbursed or rendered to either retail or office tenants in the Building;

(j) Costs and expenses incurred in connection with leasing space in the Building, such as legal fees for the preparation of leases, tenant allowances, space planner fees, real estate brokers’ leasing commissions and advertising and promotional expenses, expenses of any leasing office incurred with regard to leasing the Building, or portions thereof; or

(k) Court costs and legal fees incurred with regard to enforcing the obligations of tenants under other leases.

(iii) “Taxes” shall mean (a) real estate taxes and assessments, both general and special, assessed or imposed with respect to the Land or the Building, (b) ad valorem taxes assessed or imposed upon personal property owned by Landlord or Property Manager and used in the operation of the Land or the Building, (c) transit taxes, (d) taxes based upon leases or the receipt of rent which either supplement, are in addition to or are in lieu of any item described in (a) through (c) above, and (e) fees and expenses incurred by Landlord to obtain a reduction of or a limit on the increase in any of the items (a) through (d) above, regardless of whether or not any such reduction or limitation is obtained; provided, however, that except as provided above, Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, general net income or capital stock tax imposed upon Landlord. In determining the amount of Taxes for any year, the amount of special assessments to be included shall be limited to the amount of the installment (plus any interest payable thereon) of such special assessment required to be paid during such year had Landlord elected to have such special assessment paid over the maximum period of time permitted by law. Except as provided in the preceding sentence, all references to Taxes “for” a particular year shall be deemed to refer to Taxes levied or assessed with respect to such year without regard to when such Taxes are paid or payable. The amount of any refund of Taxes received by Landlord shall be credited against Taxes for the year in which such refund is received but only to the extent such refund relates to Taxes levied or assessed for a year within the Term.

B. Expense Adjustment. Tenant shall pay, as Additional Charges, an amount (hereinafter referred to as the “Expense Adjustment Amount”) equal to Tenant’s Expense Share of the amount of Operating Expenses incurred with respect to each Lease Year; except that Tenant shall be required to pay only a pro rata amount of the Expense Adjustment Amount for the Lease Years in which the first and last days of the Term occur pro rated on a per diem basis. The Expense Adjustment Amount with respect to each Lease Year shall be paid in monthly installments in advance on the first day of each and every calendar month during such Lease Year, commencing on the Commencement Date, in an amount estimated from time to time by Landlord and communicated by written notice to Tenant. Landlord shall cause to be kept books and records showing Operating Expenses in accordance with an appropriate system of accounts and accounting practices consistently maintained. Tenant shall not, however, have any right to audit Landlord’s books and records pertaining to Operating Expenses. Following the close of each Lease Year, Landlord shall deliver to Tenant a statement setting forth (i) the actual Expense Adjustment Amount for such Lease Year; (ii) the total of the estimated monthly installments of the Operating Expense Adjustment Amount paid to Landlord for such Lease Year; and (iii) the amount of any excess or deficiency with respect to such Lease Year. Tenant shall pay any deficiency to Landlord as shown by such statement within 30 days after receipt of such statement. If the total of the estimated monthly installments paid by Tenant during any Lease Year exceeds the actual Expense Adjustment Amount due from Tenant for such Lease Year, at Landlord’s option such excess shall be either credited against payments next due hereunder or refunded by Landlord, provided Tenant is not then in default hereunder.

C. Tax Adjustment. Tenant shall pay, as Additional Charges, an amount (hereinafter referred to as the “Tax Adjustment Amount”) equal to Tenant’s Expense Share of the amount of Taxes incurred with respect to each Lease Year; except that Tenant shall be required to pay only a pro rata amount of the Tax Adjustment Amount for the Lease Years in which the first and last days of the Term occur pro rated on a per diem basis. Tenant shall not, however, have any right to audit Landlord’s books and records pertaining to Taxes. The Tax Adjustment Amount with respect to each Lease Year shall be paid in monthly installments in advance on the first day of each and every calendar month during such Lease Year, commencing on the Commencement Date, in an amount estimated from time to time by Landlord and communicated by written notice to Tenant. Following receipt of actual tax bills, Landlord shall deliver to Tenant a statement setting forth (i) the actual Tax Adjustment Amount for such Lease Year; (ii) the total of the estimated monthly installments of the Tax Adjustment Amount paid to Landlord for such Lease Year; and (iii) the amount of any excess or deficiency with respect to such Lease Year. Tenant shall pay any deficiency to Landlord as shown by such statement within 30 days after receipt of such statement. If the total of the estimated monthly installments paid by Tenant during any Lease Year exceeds the actual Tax Adjustment Amount due from Tenant for such Lease Year, at Landlord’s option such excess shall be either credited against payments next due hereunder or refunded by Landlord, provided Tenant is not then in default hereunder.

D. Delay in Computing Additional Charges. Delay in computing any item of Additional Charges shall neither be deemed a default by Landlord or a waiver of the right to collect the item of Additional Charges in question. Notwithstanding anything seemingly to the contrary in this Lease, Tenant shall make monthly payments on account of each item of Additional Charges, the amount of which is to be estimated by Landlord, based on Landlord’s most recent estimate thereof until Landlord notifies Tenant of a revision to such Estimate.

5.	USE OF LEASED PREMISES.

Tenant shall use and occupy the Leased Premises as an office and for light manufacturing for the type of business set forth in the Schedule and for no other purpose.

6.	CONDITION OF LEASED PREMISES.

A. Delivery Condition. Landlord shall deliver possession of the Leased Premises to Tenant in its “AS IS, WHERE IS” condition. No promise of Landlord to alter, remodel or improve the Leased Premises or the Property and no representation by Landlord or its agents respecting the condition of the Leased Premises or the Property have been made to Tenant or relied upon by Tenant. Tenant acknowledges that it sold the Property to Landlord and has superior knowledge with respect to all aspects of the condition of the Property.

B. Signage. Tenant shall be entitled to retain and maintain its current signage at the Property. Otherwise, without Landlord’s consent, Tenant will not place on the exterior of the Building (including both interior and exterior surfaces of doors and interior surfaces of windows), or on any part of the Property outside of the Building, any sign, symbol, advertisement or the like visible to public view. Landlord will not withhold consent for signs or lettering on the entry doors to the Premises, provided such signs conform to sign standards for the Building adopted by Landlord in its sole discretion and all applicable laws, codes, rules and regulations, and Tenant has submitted to Landlord a plan or sketch in reasonable detail (showing, without limitation, size, color, location, materials and method of affixation) of the sign to be placed on such entry doors. Notwithstanding the foregoing, in the event the size of Tenant’s signage precludes any other tenant of the Building from having exterior signage, Tenant shall reduce the size of such signage in order to allow any tenant with at least 20,000 square feet of rentable square feet to have a sign in proportion to the sign Tenant maintains.

7.	SERVICES.

A. List of Services. Landlord shall provide the following services on all days during the Term, except Sundays and holidays, unless otherwise stated:

(i) Heating and air conditioning to the extent necessary for normal comfort in the Leased Premises from Monday through Friday, during the period from 8:00 a.m. to 6:00 p.m. and on Saturday during the period from 8:00 a.m. to 1:00 p.m., provided that Tenant’s requirements for heating and air conditioning do not exceed standards set forth by Landlord from time to time. Tenant will pay for all heating and air conditioning requested and furnished prior to or following such hours at rates to be established from time to time by Landlord, subject to all governmental rules, regulations and guidelines applicable thereto.

(ii) Electrical wiring facilities adequate for lighting fixtures provided by Landlord and for Tenant’s incidental uses. Tenant acknowledges that electricity to the Leased Premises shall be supplied by an electric utility company and not by Landlord. Furthermore, Landlord shall have the right to designate the electric utility company that will provide service to the Building and as described in Paragraph 7.C. below, Landlord shall not be liable to Tenant, or responsible, for the provision of such electricity service to the Leased Premises. Tenant shall bear the cost of replacement of all lamps, tubes, ballasts and starters for lighting fixtures.

(iii) Water from the regular Building outlets for drinking, lavatory and toilet purposes.

(iv) Window washing on the inside and outside of windows in the Building’s perimeter walls as may be situated in the Leased Premises at intervals to be determined by Landlord.

Until such time as Landlord exercises its Takeover Rights (as defined below), Tenant shall have the sole responsibility to provide the foregoing services for the Building.

B. Billing For Electricity and Natural Gas.

(i) Separate Metering. Tenant shall pay for the use of all electrical and natural gas service to the Leased Premises directly to the utility companies furnishing such service provided that Landlord can make satisfactory arrangements with the utility companies supplying the electricity and natural gas to the Leased Premises for separate metering and billing. Tenant shall pay the cost of the installation of separate meters for the Primary Space. Tenant shall be billed directly by such utility companies, and Tenant agrees to pay each bill promptly in accordance with its terms. In the event that for any reason Tenant cannot be billed directly, Landlord shall forward each bill received by it with respect to the Leased Premises to Tenant and Tenant shall pay it promptly in accordance with its terms.

(ii) Lack of Separate Metering. If the Leased Premises cannot be separately metered for any reason, Tenant shall pay Landlord as Additional Charges, in monthly installments at the time prescribed for monthly installments of Base Rent, an annual amount, as estimated by Landlord from time to time, which Tenant would pay for such electricity if the same were separately metered to the Leased Premises by the local electric and natural gas utility companies and billed to Tenant at such utility company’s then current rates.

C. Interruption of Services. Tenant agrees that Landlord shall not be liable in damages, by abatement of Base Rent or otherwise, for failure to furnish or delay in furnishing any service or for any diminution in the quality or quantity thereof, or for the failure of any utility company to furnish or delay furnishing any utility service or for any dimunition in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by governmental rule, regulation or guideline (whether or not having the force of law), repairs, renewals, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water or other fuel at the Building after prompt reasonable effort so to do, by any accident or casualty whatsoever, with respect to utility companies if such utility company fails or refuses to provide service for any reason whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Leased Premises or relieve Tenant from paying Base Rent or performing any of its obligations under this Lease. Landlord agrees to use reasonable efforts to cause the prompt restoration of services it is responsible for providing in the event of any failure, delay or diminution described in this paragraph.

D. Charges For Services. Landlord shall have no obligation to furnish services to Tenant other than those specified in Paragraph 7.A. above. Should Landlord provide additional services to Tenant, Tenant shall pay separately for such additional services (including, but not limited to, heating and air conditioning and freight elevator services provided during hours other than those set forth in the applicable provisions of Paragraph 7.A.), at rates to be established from time to time by Landlord. Charges for any service for which Tenant is required to pay (other than electricity and natural gas, for which Tenant shall pay in the manner prescribed in Paragraph 7.B. hereof), shall be due and payable within 10 days after they are billed. If Tenant fails to make payment for any such services, Landlord, in addition to all other rights and remedies available to Landlord under this Lease or at law or in equity, may, with notice to Tenant, discontinue any or all of such services and such discontinuance shall not be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Leased Premises or relieve Tenant from paying Base Rent or performing any of its other obligations under this Lease.

E. Energy Conservation. Notwithstanding anything to the contrary in this Paragraph 7 or elsewhere in this Lease, Landlord shall have the right to institute such policies, programs and measures as may be necessary or desirable, in Landlord’s discretion, for the conservation and preservation of energy or energy related services, or as may be required to comply with any applicable codes, rules and regulations, whether mandatory or voluntary.

8.	REPAIRS.

Tenant shall, at Tenant’s own expense, keep the Leased Premises in good order, repair and condition at all times during the Term, and Tenant shall promptly and adequately repair all damage to the Leased Premises and replace or repair all damaged or broken fixtures and appurtenances under the supervision and subject to the approval of Landlord within any reasonable period of time specified by Landlord. In addition, Tenant shall, at Tenant’s expense, make all repairs, installations and additions to the Leased Premises as may be required by any law, ordinance, regulation or ruling of any governmental authority having jurisdiction over the Leased Premises. If Tenant does not do so, Landlord may, but need not, make any repairs, replacements, installations, and additions which Tenant is obligated to make and Tenant shall pay Landlord the cost thereof, forthwith upon being billed for same. Landlord may also make repairs, installations and additions to or in the Leased Premises as Landlord shall desire or deem necessary, or as Landlord may be required to do by governmental authority or court order or decree. No such entry or repairs by Landlord shall be deemed or construed to be a disturbance of Tenant’s quiet or peaceable possession of the Leased Premises or of any rights of Tenant under this Lease. Landlord may, but shall not be required to, enter the Leased Premises at all reasonable times to make such repairs, installations, alterations, improvements and additions to the Leased Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary.

9.	ALTERATIONS.

A. Tenant shall not make any alterations, improvements or additions to the Leased Premises (collectively “Alterations”) which may affect the structure of the Building or the Building systems. Any other Alterations shall be subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld. If Landlord consents to any Alterations, it may impose such conditions with respect thereto as Landlord deems appropriate, including, without limitation, requiring Tenant to furnish Landlord with (i) security for the payment of all costs to be incurred in connection with the Alterations, (ii) insurance against liabilities which may arise out of the Alterations and (iii) copies of plans and specifications and all permits necessary for the Alterations. Any Alterations shall be done at Tenant’s expense by employees of or contractors hired by Landlord, except to the extent Landlord gives its prior written consent to Tenant’s hiring its own contractors. In all events, Tenant shall use Landlord’s contractors for Alterations to and Alterations affecting any of the following: heating, ventilation, air conditioning, electrical, plumbing and life safety systems. Tenant shall promptly pay to Landlord or Tenant’s contractors, as the case may be, when due, the cost of all such Alterations. Tenant shall only use union contractors and subcontractors. Tenant shall also pay to Property Manager, whether the Alterations are made by Landlord, Tenant or Tenant’s contractors, a percentage of the cost of such Alterations sufficient to reimburse Property Manager for all costs and expenses arising from the involvement of Landlord or Property Manager with the Alterations. Said percentage shall be payable as follows: 50% within five days after Landlord grants its consent to the Alterations, and the balance within 30 days after completion of the Alterations. Upon completion of the Alterations, Tenant shall deliver to Landlord, if payment is made by Tenant directly to contractors, evidence of payment, all contractors’ and subcontractors’ affidavits, full and final waivers of all liens for labor, services or materials and such other supplemental documentation as Landlord may reasonably require, all in form and substance satisfactory to Landlord. Tenant shall defend and hold Landlord and the Property harmless from, and shall pay, all liabilities, claims, judgments, costs, damages, liens and expenses related to the Alterations. All repairs and Alterations done by Tenant or its contractors pursuant to Paragraphs 8 or 9 shall be done in a first-class workmanlike manner using only good grades of materials and shall comply with all insurance requirements and all applicable laws, ordinances, rules, regulations and orders of all courts and other tribunals, governmental and quasi-governmental departments and agencies. At all times Tenant shall cause contractors and others performing Alterations for Tenant to work in harmony with the contractors, agents and employees performing work in the Building for Landlord or others.

B. All Alterations, whether temporary or permanent in character, made or paid for by Landlord or Tenant, shall without compensation to Tenant become Landlord’s property at the termination of this Lease by lapse of time or otherwise and shall, unless Landlord requests their removal (in which case Tenant shall remove the same in the same manner and time as is provided in Paragraph 17 with respect to Tenant’s property) be relinquished to Landlord in good condition, order and repair, ordinary wear and tear excepted. At such time as Tenant requests Landlord’s consent to make Alterations to the Leased Premises, Tenant may also request Landlord’s consent to leave such Alterations at the termination of this Lease, by lapse of time or otherwise. Landlord’s consent or refusal to consent to Tenant leaving such Alterations at the termination of this Lease shall be given at the same time as (but shall be an independent determination from) Landlord’s consent to the making of such Alterations. Such Alterations to which Landlord has given its consent to leave pursuant to this Paragraph 9.B., and which are in good working order and condition at the end of the Lease (hereinafter called “Approved Alterations”) may be left by the Tenant at the termination of this Lease. Landlord may also grant, at the time Tenant requests consent to make Alterations, the right to remove such Alterations to the Leased Premises which were paid for by Tenant if (i) such removal in Landlord’s reasonable judgment shall not damage the Leased Premises or the Building; (ii) Tenant shall pay the cost of any damage caused in the removal; and (iii) Tenant indemnifies and holds Landlord harmless from and against any loss, cost or damage arising from the removal.

C. Subject to the terms set forth above, Tenant shall be obligated to construct a demising wall from material reasonably required by Landlord (i) between the Primary Space and the rest of the Building at such time as Tenant subleases a portion of the Other Space adjacent to the Primary Space or Landlord advises Tenant that it has entered into a lease for a portion of the Other Space adjacent to the Primary Space (which cost shall be borne equally by Landlord and Tenant, provided, however, in no event shall Landlord be obligated to pay more than $50,000), and (ii) between the space Onvio Server LLC (“Onvio”) is occupying pursuant to the subtenancy described in Section 16.H. below. Tenant shall diligently complete such walls.

10.	COVENANT AGAINST LIENS.

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon Landlord’s title or interest in the Land, Building or Leased Premises, and any and all

liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Land, Building or the Leased Premises or Tenant’s interest in the Leased Premises, with respect to work or services performed or claimed to have been performed for or materials furnished or claimed to have been furnished to Tenant or the Leased Premises, and, in case of any such lien attaching or claim thereof being asserted, Tenant covenants and agrees no later than 10 days from the filing thereof or such claim being asserted (i) to cause it to be released and removed of record or (ii) to provide Landlord with endorsements (satisfactory to Landlord and Landlord’s mortgagee) to Landlord and Landlord’s mortgagee’s title insurance policies insuring against the existence of or attempted enforcement of such lien or (iii) to provide Landlord with a bond from a company satisfactory to Landlord and in form, substance and amount satisfactory to Landlord, insuring against loss arising from the existence or attempted enforcement of such lien. In the event that such lien is not released, removed, insured or bonded over within said 10 day period Landlord, at its sole option, may take all action necessary to release and remove such lien (without any duty to investigate the validity thereof) and Tenant shall promptly upon notice, either before or after such release and removal, pay or reimburse Landlord for all sums, costs and expenses (including reasonable attorneys’ fees) incurred by Landlord in connection with such lien, together with interest thereon at the Interest Rate (as defined below).

11.	INSURANCE.

A. Waiver of Claims/Subrogation. To the extent not prohibited by applicable law, Landlord and Tenant each hereby waive any and all claims and rights of recovery against the other, or against the officers, directors, employees, agents and representatives of the other, for loss damage or injury to their property (including business interruption and rent loss) sustained by such waiving party, regardless of fault or negligence and regardless of the amount of insurance proceeds collected or collectible under any insurance policies in effect; except, that nothing contained herein shall waive or limit any of Landlord’s or Tenant’s respective termination, abatement or self-help rights or remedies expressly set forth in this Lease. Landlord and Tenant each agree to give written notice of the terms of this mutual waiver to each insurance company which has issued, or in the future may issue, policies of physical damage to it, and to have said insurance policies properly endorsed to waive subrogation rights and, if necessary, to prevent the invalidation of said insurance coverage by reason of said waiver.

B. Coverage. Tenant shall purchase and maintain insurance during the entire Term for the benefit of Tenant and Landlord, its beneficiaries and managing agent (as their interests may appear) with terms, coverages and in companies satisfactory to Landlord, and with such increases in limits as Landlord may from time to time request. Tenant shall initially maintain the following coverages in the following amounts:

(i) Commercial general liability insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Leased Premises, for limits of liability not less than $3,000,000 combined single limit for bodily injury liability, personal injury liability, and property damage liability.

(ii) “Special Form” insurance covering all additions, improvements and alterations to the Leased Premises and all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property in the Leased Premises. Such insurance shall be written on “all risks” of physical loss or damage basis, for the full replacement cost value of the covered items and in amounts that meet any coinsurance clauses of the policies of insurance.

Tenant shall, prior to the commencement of the Term, furnish to Landlord certificates evidencing the coverages required by this Paragraph, which certificates shall state that such insurance coverage may not be changed or canceled without at least 60 days prior written notice to Landlord. All insurance policies obtained by Tenant pursuant to this Section shall be endorsed to name as additional insureds (i) Landlord and the partners in Landlord, (ii) the owner or owners of the Land and Building, if such are other than Landlord and Tenant is given notice of such fact, (iii) the beneficiary or beneficiaries of Landlord, if Landlord is a land trust, (iv) Property Manager, (v) the holder of each mortgage encumbering the Property of which Landlord shall have notified Tenant, and (vi) such other persons as Landlord may from time to time designate.

Until such time as Landlord exercises its Takeover Rights, Tenant shall also be obligated to maintain casualty insurance in a form, amounts and from an insurer required by Landlord’s mortgagee. Landlord’s mortgagee accepted the coverages set forth in the certificates of insurance previously provided to Landlord by Tenant.

C. Avoid Action Increasing Rates. Tenant shall comply with all applicable laws and ordinances, all orders and decrees of court, all requirements of other governmental authorities, and requirements and recommendations of insurance rating agencies with respect to the Leased Premises, and shall not, directly or indirectly, make any use of the Leased Premises which may thereby be prohibited or be dangerous to person or property, which may jeopardize any insurance coverage, increase the cost of insurance or require additional insurance coverage. If Tenant fails to comply with the provisions of this subparagraph C., Landlord, in addition to any other rights or remedies available to Landlord, shall have the option to terminate this Lease and may require Tenant to make immediate payment of any increase in Landlord’s insurance costs.

12.	FIRE OR CASUALTY.

A. Paragraph 8 hereof notwithstanding, if the Leased Premises or the Building (including machinery or equipment used in its operation) shall be damaged by fire or other casualty and if such damage does not, in the judgment of Landlord, render all or a substantial portion of the Leased Premises or Building untenantable, then Landlord shall, subject to the limitations set forth below, repair or restore such damage to the Building (but not the Leased Premises) with reasonable promptness, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s reasonable control. Landlord shall not be obligated to expend in repairs and restoration an amount in excess of the proceeds of insurance recovered with respect to such casualty. If any such damage renders all or a substantial portion of the Leased Premises or Building untenantable, Landlord shall have the right to terminate this Lease as of the date of such damage (with appropriate prorations of Base Rent being made for Tenant’s possession after the date of such damage of any tenantable portions of the Leased Premises) upon giving written notice to Tenant at any time within 120 days after the date of such damage.

Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease by virtue of any delays in completion of repairs and restoration. However, Base Rent shall abate as to those portions of the Leased Premises as are, from time to time, untenantable as a result of such damage until Landlord shall have completed the repairs and restorations required of Landlord hereunder.

B. In the event the Leased Premises or the Building is damaged by fire or other casualty resulting from the intentional misconduct of Tenant, its agents, contractors, employees or invitees and if this Lease shall not be terminated by Landlord as a result of such damage, Tenant shall not be released from any of its obligations hereunder, including, without limitation, its duty to repair the Leased Premises and its liability to Landlord for damages caused by such fire or other casualty and its duty to pay Base Rent and Additional Charges, which Base Rent and Additional Charges shall not be abated.

C. Tenant shall repair the Leased Premises and all Alterations at the sole cost and expense of Tenant. All such repair or restoration shall be done in accordance with the provisions of Paragraphs 8 and 9 hereof. In the event the Leased Premises are not repaired or reconstructed, all proceeds of insurance whether carried by Landlord or Tenant shall be payable to Landlord.

13.	WAIVER OF CLAIMS - INDEMNIFICATION.

A. Without limiting the generality of the waiver of claims contained in Paragraph 11.A. above, Tenant hereby waives all claims and rights of recovery against Landlord and the Landlord Indemnitees (hereinafter defined) for any loss or damage to the Tenant’s property or interests (including business interruption), which loss is insured against, or required to be insured against, by the Tenant pursuant to Paragraph 8.B., regardless of fault or negligence and regardless of the amount of insurance proceeds collected or collectible under any insurance policies in effect, and the Tenant represents and warrants that all such policies permit such waiver and contain, and will contain, enforceable waiver of subrogation endorsements. In addition, and without limiting the generality of Paragraph 11.A., the Tenant agrees in the event of any loss or damage to the Tenant’s property or interests (including business interruption), the Tenant shall resort to the Tenant’s insurance coverage prior to asserting any claim or demand against Landlord, the Landlord Indemnitees or any of their respective assets.

B. Tenant shall indemnify, defend and hold harmless Landlord, the property manager of the Property and their respective directors, officers, employees, agents and contractors (collectively, the “Landlord Indemnitees”) against any claims by any third party for injury to any person or damage to or loss of any property occurring in the Property and arising from any act or omission of Tenant or any of Tenant’s employees, agents or contractors. If any such proceeding is filed by a third party against Landlord or any such Landlord Indemnitee, Tenant shall defend Landlord or such Landlord Indemnitee, or both, as the case may be, in such proceeding at Tenant’s sole cost by legal counsel reasonably satisfactory to Landlord and such Landlord Indemnitee, if requested by Landlord. In no event shall the Tenant be obligated to indemnify Landlord or any of the Landlord Indemnitees for any willful or negligent acts or omissions of Landlord or any of the Landlord Indemnitees.

C. Landlord shall indemnify, defend and hold harmless Tenant and its directors, officers, employees, agents and contractors (collectively, the “Tenant Indemnitees”) against any claims by any third party for injury to any person or damage to or loss of any property occurring in the Property and arising from any act or omission of Landlord or any of the Landlord’s employees, agents or contractors. If any such proceeding is filed by a third party against Tenant or any such Tenant Indemnitee, or both, as the case may be, Landlord shall defend Tenant or such Tenant Indemnitee in such proceeding at Landlord’s sole cost by legal counsel reasonably satisfactory to Tenant and such Tenant Indemnitee, if requested by Tenant. In no event shall the Landlord be obligated to indemnify Tenant or any of the Tenant Indemnitees for any willful or negligent acts or omissions of Tenant or any of the Tenant Indemnitees.

14.	NONWAIVER.

No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term hereof or create a new tenancy or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit for possession of the Leased Premises or after final judgment for possession of the Leased Premises Landlord may receive and collect any Base Rent due, and the payment of said Base Rent shall not waive, affect or nullify said notice, suit or judgment. Acceptance by Landlord of less than the entire amount then due and owing by Tenant shall not constitute a waiver by Landlord of its rights to further collection.

15.	CONDEMNATION.

If the Land or the Building or any portion thereof shall be taken or condemned or purchased under the threat of condemnation by any competent authority for any public or quasi-public use or purpose, or if the configuration of any street, alley, bridge or other improvement or structure adjacent to the Building is changed by any competent authority Landlord shall have the option, exercisable at its sole discretion, to cancel this Lease upon the earlier of 90 days after notice or the date upon which the condemning authority shall take possession of the part so taken, condemned or purchased. No money or other consideration shall be payable by Landlord to Tenant for the right of cancellation and, whether or not Landlord exercises such cancellation right, Tenant shall have no right to share in the condemnation award or in any judgment for damages caused by such taking or change in configuration, it being agreed by Tenant that each such award is the sole property of Landlord and that Tenant has no interest therein. Base Rent shall be prorated as of the date of such cancellation or termination.

16.	ASSIGNMENT AND SUBLETTING.

A. Tenant shall not, without the prior written consent of Landlord, (i) assign, convey or mortgage this Lease or any interest hereunder, (ii) permit or suffer to exist any assignment of this Lease, or any lien upon Tenant’s interest, voluntarily or by operation of law, (iii) sublet the

Leased Premises or any part thereof, or (iv) permit the use of the Leased Premises by any parties other than Tenant and its employees. Any such action on the part of Tenant shall be void and of no effect. Landlord’s consent to any assignment, subletting or transfer or Landlord’s election to accept any assignee, subtenant or transferee as the tenant hereunder and to collect rent from such assignee, subtenant or transferee shall not release Tenant or any subsequent tenant from primary liability to perform each covenant or obligation to be performed by Tenant under this Lease. Landlord’s consent to any assignment, subletting or transfer shall not constitute a waiver of Landlord’s right to withhold its consent to any future assignment, subletting, or transfer. Tenant shall furnish to Landlord, simultaneously with Tenant’s request for consent to assign or sublet, the following: (1) a true and correct copy of the proposed sublease or assignment, signed by Tenant and by the assignee, sublessee or transferee, (2) description of the portion of the Leased Premises to be occupied, including the number of square feet of net rentable area within that portion, (3) nature of the proposed assignee, sublessee or transferee’s business, and (4) current credit reports and financial statements of the proposed assignee, sublessee or transferee.

Notwithstanding the foregoing, Landlord agrees not to unreasonably withhold its consent to an assignment of the Lease or a sublet of the Leased Premises. Tenant agrees that even though in any of the following circumstances (i) through (ix) the potential assignee, sublessee or transferee may have a good credit rating, Landlord’s failure to consent shall be deemed reasonable if, in Landlord’s reasonable opinion, among other things: (i) Tenant is in default under this Lease, regardless of whether any applicable cure period has expired; (ii) the proposed sublease or assignment would tend to result in the violation of any applicable law, ordinance or governmental regulation; (iii) the nature of the business of an assignee, sublessee or transferee (a) is inconsistent with provisions of any other tenant leases hereafter entered into by Landlord prohibiting Landlord from leasing space in the Building for certain uses, (b) may have a material adverse impact upon the manner in which the Building is operated or with the high reputation of the Building or (c) is inconsistent with the provisions of Paragraph 5 above; (iv) the character of the assignee, sublessee or transferee may have a material adverse impact upon the reputation of the Building; (v) the sublessee, assignee or transferee is not sufficiently financially responsible to perform its obligations under the proposed sublease or assignment, (vi) the assignee, sublessee or transferee (a) is a tenant or occupant in the Building, (b) is a governmental entity, or (c) is a high traffic tenant; (vii) Tenant has failed to furnish Landlord (a) concurrently with Tenant’s request to Landlord for Landlord’s approval, with each of those items (1) through (4) specified in Paragraph 16.A. above, and (b) with such further information regarding the proposed sublessee, assignee as Landlord may require, within a reasonable time of Landlord’s request; (viii) the sublease is for a term of less than two years, or (ix) Tenant has failed to furnish Landlord, no later than 30 days prior to the commencement date of the sublease or assignment a true and correct copy of the sublease or assignment (which shall be in a form reasonably satisfactory to Landlord), executed by Tenant and the sublessee, assignee or transferee. Upon any approved sublease or assignment, Tenant shall solely be responsible for the cost to physically divide and separate the parts of the Leased Premises, including cost of demising walls, separate entryways, and separation of all Building systems serving the Leased Premises and shall, upon demand, pay to Landlord a percentage of such cost to reimburse Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement in such work, if any, as if such work were an “Alteration” under Paragraph 9.

B. In addition to withholding its consent as set forth above, Landlord shall have the right to terminate this Lease as to that portion of the Leased Premises which Tenant seeks to sublet or as to which Tenant seeks to assign its rights under this Lease, whether by Tenant requesting Landlord’s consent thereto or otherwise. Landlord shall also have the right to terminate this Lease as to any portion of the Other Space prior to Tenant entering into any permitted sublease or assignment. (The rights set forth in the preceding two sentences are referred to herein collectively as the “Takeover Rights”.) Landlord may exercise such right to terminate by giving written notice to Tenant at any time prior to Landlord’s written consent to such assignment or sublease. In the event that Landlord exercises such right to terminate, Landlord shall be entitled to recover possession of, and Tenant shall surrender, such portion of the Leased Premises on the later of (i) the proposed date for possession by such assignee or subtenant, or (ii) 90 days after the date of Landlord’s notice of termination to Tenant. In the event Landlord terminates this Lease as to a part of the Leased Premises only, then Tenant’s Base Rent, Tax Share and Tenant’s Expense Share shall be equitably reduced on a per square foot basis and Tenant shall (x) upon demand by Landlord pay to Landlord 50% of the Base Rent at such time multiplied by the square footage of the Leased Premises subject to such termination, and (y) execute and deliver to Landlord such amendments to this Lease as Landlord may reasonably require to (aa) evidence the partial termination of this Lease, and (bb) adjust Base Rent and other sums payable for the remainder of the Leased Premises. Following any such termination after the first year of the Term and provided no default by Tenant shall remain uncured beyond any applicable grace or cure period, Landlord shall apply a portion of the Security Deposit to Base Rent on the basis of the following: the square footage of the terminated portion of the Leased Premises shall be divided by 95,000, then multiplied by the security deposit then held by Landlord, and such amount shall be divided by 12 and applied by Landlord to Base Rent each month for the succeeding 12 months of the Term. For example, if Landlord terminates this Lease with respect to 47,500 square feet during the first year of the Term, in addition to the portion of the security deposit applied to Base Rent pursuant to Section 7 of the Schedule, Landlord will apply $19,791.66 of the security deposit each month to Base Rent. Notwithstanding anything to the contrary, Tenant shall have a right of first refusal with respect to the Other Space, as described on Exhibit B.

C. Intentionally Left Blank.

D. If Tenant is a corporation, any transaction or series of transactions (including, without limitation, any dissolution, merger, consolidation or other reorganization of Tenant, or any issuance, sale, gift, transfer or redemption of any capital stock of Tenant, whether voluntary, involuntary or by operation of law, or any combination of any of the foregoing transactions) resulting in the transfer of control of Tenant, other than by reason of death, shall be deemed to be an assignment of this Lease by Tenant subject to the provisions of this Paragraph. If Tenant is a partnership, any transaction or series of transactions (including without limitation any withdrawal or admittance of a partner or any change in any partner’s interest in Tenant, whether voluntary, involuntary or by operation of law, or any combination of any of the foregoing transactions) resulting in the transfer of control of Tenant, other than by reason of death, shall be deemed to be a voluntary assignment of this Lease by Tenant subject to the provisions of this Paragraph. The term “control” as used in this Paragraph means the power to directly or indirectly direct or cause the direction of the management or policies of Tenant. If Tenant is a corporation, no transfer of control shall be deemed to have occurred so long as shareholders who are shareholders at the date of this Lease own 51 % of the issued and outstanding stock of Tenant, nor if Tenant has more than 500 shareholders shall the trading of the shares of Tenant on a recognized market or over the counter be deemed to result in a transfer of control of Tenant. If Tenant is a partnership, no transfer of control shall be deemed to have occurred so long as partners who are partners at the date of this Lease own a 51% interest in the profits, losses and capital of such partnership. Landlord agrees that so long as Tenant is a reporting company under the Securities Exchange Act of 1934, as amended, a transfer of control will not be deemed an assignment of this Lease.

E. In no event shall Tenant assign this Lease or enter into any sublease, license, concession or other agreement for use, occupancy or utilization of any part of the Leased Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the Leased Premises, or part thereof, so leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of gross receipts or sales), and Tenant agrees that all assignments, subleases, licenses, concessions or other agreements for use, occupancy or utilization of any part of the Leased Premises shall provide that the person having an interest in the possession, use, occupancy or utilization of the Leased Premises shall not enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Leased Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the Leased Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts of sales) and any such purported assignment, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Leased Premises.

F. Tenant shall pay to Landlord upon demand by Landlord, notwithstanding that Landlord may have withheld its consent to any transfer contemplated by this Paragraph 16, a reasonable amount sufficient to reimburse Landlord for all costs and expenses incurred by it, including but not limited to reasonable attorney’s fees, in determining whether to grant or withhold any consent contemplated by this Paragraph or otherwise in connection with any assignment, subletting or other transfer of Tenant’s interest in this Lease, or any attempt to do any of the foregoing.

G. Notwithstanding anything to the contrary contained in this Lease, Tenant may, without Landlord’s consent and without being subject to Landlord’s right of recapture, do any of the following (“Permitted Transfers” and any transferee thereunder shall be referred to herein as a “Permitted Transferee”): assign this Lease or sublet all or any portion of the Leased Premises to (i) any of Tenant’s Affiliates (as hereinafter defined), or (ii) any entity with whom Tenant merges or consolidates or engages in any reorganization, or any entity purchasing or succeeding to all or a substantial portion of the business and assets or equity interests of Tenant or of any business unit of Tenant, provided that in the case of (i) or (ii) above Tenant is not in default (after the expiration of any applicable notice and cure period) under this Lease at the time of the transfer and the net worth of the Permitted Transferee after the Permitted Transfer is equal to or greater than the Tenant’s net worth as of the date of this Lease. Landlord shall be notified no more than 10 business days in advance of any such sublease or assignment and shall be given a copy of such sublease or assignment together with such notice. As used in this Lease, the term “Affiliate” means any corporation, partnership or other business entity which controls, is controlled by or is under common control with the party in question. For the purpose hereof, the words “control”, “controlled by” and “under common control with” shall mean, with respect to any corporation, partnership or other business entity, the ownership of 50% or more of the voting interests and the possession of the power to direct or cause the direction of the management and policy of such corporation, partnership or other business entity by reason of the ownership of such voting interests or by virtue of voting trusts or other contractual arrangements.

H. Notwithstanding anything to the contrary, Landlord hereby consents to the subtenancy of Onvio pursuant to a lease, dated October 26, 2005, between Tenant and Onvio. Landlord shall not be responsible for the performance of any obligations under such lease.

17.	SURRENDER OF POSSESSION.

Upon the expiration of the Term or upon the termination of Tenant’s right of possession, whether by lapse of time or at the option of Landlord as herein provided, Tenant shall forthwith surrender the Leased Premises to Landlord in good order, repair and condition, ordinary wear excepted. Prior to the expiration or termination of the Term or of Tenant’s right of possession of the Leased Premises, Tenant shall remove its office furniture, trade fixtures, office equipment, supplemental HVAC units, telephone and computer systems (and all wiring and cabling related thereto) and all other items of Tenant’s property (including, without limitation, any Alterations made or installed after the Commencement Date other than the Approved Alterations) from the Leased Premises and shall surrender the Leased Premises to Landlord in broom-clean condition. In addition, Landlord may require removal of extraordinary Tenant improvements that were installed by Landlord or Tenant prior to the Commencement Date. Extraordinary improvements include, but shall not be limited to, raised floors or safes. Tenant shall pay to Landlord upon demand the cost of repairing any damage to the Leased Premises and to the Building caused by any such removal. If Tenant shall fail or refuse to remove any such property from the Leased Premises, Tenant shall be conclusively presumed to have abandoned the same, and title thereto shall thereupon pass to Landlord without any cost to Landlord, whether by set-off, credit, allowance or otherwise, and Landlord may at its option accept the title to such property or at Tenant’s expense may (i) remove the same or any part in any manner that Landlord shall choose, repairing any damage to the Leased Premises caused by such removal, and (ii) store, destroy or otherwise dispose of the same without incurring liability to Tenant or any other person. In the event Landlord incurs any storage or other costs by reason of Tenant’s failure to remove any property which Tenant is obligated to remove under this Section, Tenant upon demand shall pay to Landlord the amount of costs so incurred.

18.	HOLDING OVER.

In addition to performing all of Tenant’s other obligations set forth in this Lease, Tenant shall pay to Landlord an amount equal to 150% (or the maximum permitted by law, if less) of the monthly installment of Base Rent and 150% (or the maximum permitted by law, if less) of the monthly installment of Additional Charges payable by Tenant during the last month of the Term on the first day of each month or portion thereof for which Tenant shall retain possession of the Leased Premises or any part thereof after the expiration or termination of the Term or of Tenant’s right of possession, whether by lapse of time or otherwise, and also shall pay all costs incurred and damages sustained by Landlord, whether direct or consequential, on account of such holding over; provided, however, that at the option of Landlord, expressed in a written notice to Tenant and not otherwise, such holding over shall constitute a renewal of this Lease for a period of one year at 125% (or the maximum permitted by law, if less) of the Base Rent and Additional Charges as would have applied had the Term originally included such year. The provisions of this Paragraph 18 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.

19.	ESTOPPEL CERTIFICATE/ENVIRONMENTAL DISCLOSURES.

Tenant agrees that from time to time upon not less than 10 days prior request of Landlord, Tenant or Tenant’s duly authorized representative having knowledge of the facts, will execute and deliver to Landlord an estoppel certificate:

A. (i) certifying that this Lease is unmodified and in full force and effect or, if there have been modifications, an itemized description of such modifications and that the Lease as modified is in full force and effect; (ii) the dates to which Base Rent, Additional Charges and other charges have been paid; (iii) that Landlord is not in default under any provision of this Lease, or, if in default, the nature thereof in detail; and (iv) such further matters regarding this Lease as Landlord may request; and

B. providing Landlord with all relevant information regarding Tenant’s operations in the Leased Premises (including, without limitation, whether or not such operations involve the generation, transportation, storage, treatment or disposal of waste, hazardous waste, hazardous substances or petroleum) (collectively, the “Environmental Disclosures”).

Tenant acknowledges and agrees that it is intended that any such statements and certificates may be relied upon by any mortgagees or prospective mortgagees of the Land or Building, or any prospective or subsequent purchaser or transferee of all or a part of Landlord’s interest in the Land or the Building or this Lease or any prospective transferee of all or any part of the interests in Landlord or in any partner in Landlord. Tenant’s failure to execute and deliver any statement or certificate contemplated by this Paragraph 19 within 10 days after request by Landlord shall be a default under this Lease.

20.	MORTGAGE OR GROUND LEASE BY LANDLORD.

A. Landlord may hereafter encumber the Land and the Building and any portion thereof, or any interest therein with mortgages, may sell and lease back the Land, or any part of the Land, and may encumber the leasehold estate under such a sale and leaseback arrangement with one or more mortgages. (Any such mortgage is herein called a “Mortgage” and the holder of any such mortgage is herein called a “Mortgagee”. Any such lease of the land is herein called a “Ground Lease” and the lessor under any such lease is herein called a “Ground Lessor”.) This Lease and the rights of Tenant hereunder shall be and are hereby expressly made subject to and subordinate at all times to each Mortgage and to any Ground Lease (it being agreed by Tenant that in the case of a Ground Lease Tenant’s right to possession shall be as a subtenant) now or hereafter existing, and to all amendments, modifications, renewals, extensions, consolidations and replacements of each of the foregoing, and to all advances made or hereafter to be made upon the security thereof. The subordination expressed in the preceding sentence shall be automatic and shall require no further action by Landlord or Tenant for its effectiveness. However, Tenant agrees to execute and deliver to Landlord such further instruments consenting to or confirming the subordination of this Lease to any Mortgage referred to and to any Ground Lease and containing such other provisions which may be requested in writing by Landlord within 10 days after Tenant’s receipt of such written request.

B. If any Mortgage is foreclosed, or Landlord’s interest under this Lease is conveyed or transferred in lieu of foreclosure, or if any Ground Lease is terminated:

(i) No person or entity which as the result of any of the foregoing has succeeded to the interest of Landlord in this Lease (any such person or entity being hereafter called a “Successor”) shall be liable for any default by Landlord or any other matter which occurred prior to the date such Successor succeeded to Landlord’s interest in this Lease nor shall such Successor be bound by or subject to any offsets or defenses which Tenant may have against Landlord or any other predecessor in interest to such Successor;

(ii) Upon request of any Successor, Tenant will attorn, as Tenant under this Lease subject to the provisions of this Paragraph 20.B. and Paragraph 20.D. below, to such Successor and will execute and deliver such instruments as may be necessary or appropriate to evidence such attornment within 10 days after receipt of a written request to do so; and

(iii) No Successor shall be bound to recognize any prepayment by more than 30 days of Base Rent or Additional Charges.

C. Notwithstanding anything to the contrary contained herein, any Mortgagee or Ground Lessor may subordinate, in whole or in part, its Mortgage or Ground Lease (as the case may be) to this Lease by sending Tenant notice in writing subordinating such Mortgage or Ground Lease to this Lease, and Tenant agrees to execute and deliver to such Mortgagee or Ground Lessor such further instruments consenting to or confirming the subordination of such Mortgage or Ground Lease to this Lease and containing such other provisions which may be requested in writing by such Mortgagee or Ground Lessor within 10 days after notice to Tenant of such request.

D. Whether or not any Mortgage is foreclosed or any Ground Lease is terminated, or any Successor succeeds to any interest of Landlord under this Lease, no Mortgagee or Ground Lessor or Successor shall have any liability to Tenant for any security deposit paid to Landlord by Tenant hereunder, unless such security deposit has actually been received by such Mortgagee or Ground Lessor or Successor.

E. Should any prospective Mortgagee or Ground Lessor require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within 10 days following the request therefor. Should any prospective Mortgagee or Ground Lessor require execution of a short form of lease for recording (containing, among other customary provisions, the names of the parties, a description of the Leased Premises and the term of this Lease), Tenant agrees to execute such short form of Lease and deliver the same to Landlord within 10 days following the request therefor.

F. If Tenant fails within 10 days after written demand therefor to execute and deliver any instruments as may be necessary or proper to effectuate any of the covenants of Tenant set forth above in this Paragraph and in Paragraph 19 above captioned “Estoppel Certificates”, Tenant hereby makes, constitutes and irrevocably appoints Landlord or, if Landlord ever is a land trust, any of the beneficiaries of Landlord as Tenant’s attorney in fact (such power of attorney being coupled with an interest) to execute and deliver any such instruments for and in the name of Tenant.

G. Tenant agrees that the provisions of this paragraph shall remain in full force and effect, notwithstanding that any Mortgagee or Ground Lessor may directly or indirectly own or have an interest in Landlord, or in the Land or the Building in addition to its interest as Mortgagee or Ground Lessor.

H. Tenant agrees that in the event of any act or omission by Landlord hereunder which could give Tenant the right to terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise any such right until it has notified in writing the Mortgagee or Ground Lessor and such party shall have failed to commence the curing of such act or omission within 30 days after such notice and to diligently pursue the cure thereof until completed.

21.	CERTAIN RIGHTS RESERVED BY LANDLORD.

Landlord shall have the following rights, each of which Landlord may exercise without notice to Tenant and without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Leased Premises nor shall such exercise give rise to any claim for set-off or abatement of rent or any other claim:

A. To change the name or street address of the Building.

B. To install, affix and maintain any and all signs on the exterior and on the interior of the Building and elsewhere on the Property.

C. To decorate and also to make repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Property, or any part thereof (including, without limitation, alterations in locations or configurations of any common areas of the Building), and for such purposes to enter upon the Leased Premises, and during the continuance of any of said work, to temporarily close doors, entryways, public space and corridors in the Building and to interrupt or temporarily suspend services or use of facilities, all without affecting any of Tenant’s obligations hereunder, so long as the Leased Premises are reasonably accessible and usable.

D. To furnish door keys or other entry devices for the entry door(s) in the Leased Premises at the commencement of the Term and to retain at all times, and to use in appropriate instances, keys to all doors within and into the Leased Premises.

E. To designate and approve all window coverings used in the Building.

F. To approve the weight, size and location of safes, vaults, computers, word processing equipment and other heavy equipment and articles in and about the Leased Premises and the Building so as not to exceed the legal live load per square foot designated by the structural engineers for the Building, and to require all such items and furniture and similar items to be moved into or out of the Building and Leased Premises only at such times and in such manner as Landlord shall direct in writing.

G. To establish controls and rules for the purpose of regulating all property and packages, both personal and otherwise, to be moved into or out of the Building and Leased Premises and all persons using the Building after normal office hours.

H. To regulate delivery and service of supplies and the usage of the loading docks, receiving areas and freight elevators.

I. To show the Leased Premises to prospective tenants at reasonable times and, if vacated or abandoned, to show the Leased Premises at any time and to prepare the Leased Premises for re-occupancy.

J. To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Leased Premises at reasonable locations.

K. To enter the Leased Premises at any reasonable time to inspect the Leased Premises.

L. To grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building, including, without limitation, janitorial services.

M. To control access to parking areas on the Property by means of “key cards” or otherwise, to reconfigure the parking areas, to close off parking areas and to designate certain on-site parking spaces as reserved parking spaces, as long as there is parking which is adequate to satisfy the requirements of all applicable laws, ordinances, codes, rules and regulations of any governmental agency having jurisdiction of the Property.

22.	RULES AND REGULATIONS.

Tenant shall, and shall cause all of its subtenants and occupants, its and their agents, employees, invitees and licensees to, observe faithfully, and comply strictly with rules and regulations, as they may be supplemented and revised by Landlord from time to time, as in the Landlord’s judgment may be desirable for the safety, care, and cleanliness of the Building and the Leased Premises, or for the preservation of good order therein. Landlord shall not be liable to Tenant for violation of such rules and regulations by, or for Landlord’s failure to enforce the same against, any other tenant, its subtenants and occupants and its and their agents, employees, invitees or licensees, nor shall any such violation or failure constitute, or be treated as contributing to, an eviction, actual or constructive, or affect Tenant’s covenants and obligations hereunder, or allow Tenant to reduce, abate or offset the payment of any Base Rent or other sum under this Lease.

23.	LANDLORD’S REMEDIES.

A. If (i) Tenant defaults in the payment of Base Rent, Additional Charges, or any installment of the foregoing, or in the payment of any other sum required to be paid by Tenant either under this Lease, or under the terms of any other agreement between Landlord and Tenant (the foregoing defaults being collectively called “Payment Defaults”), and such Payment Default is not cured within five days after receipt of written notice that such payment is due, (ii) Tenant defaults in the observance or performance of any of the other covenants or conditions in this Lease which Tenant is required to observe and perform and such default is not cured within 10 days after written notice to Tenant, (or if such default involves a hazardous condition and is not cured by Tenant immediately upon written notice to Tenant), or (iii) the interest of Tenant in this Lease shall be levied on under execution or other legal process, or (iv) Tenant becomes the subject of commencement of an involuntary case under the federal bankruptcy law as now or hereafter constituted, or there is filed a petition against Tenant seeking reorganization, arrangement, adjustment or composition of or in respect of Tenant under the federal bankruptcy law as now or hereafter constituted, or under any other applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or seeking the appointment of a receiver, liquidator or assignee, custodian, trustee, sequestrator (or similar official) of Tenant or any substantial part of its property, or seeking the winding-up or liquidation of its affairs and such involuntary case or petition is not dismissed within 60 days after the filing thereof, or (v) Tenant commences a voluntary case or institutes proceedings to be adjudicated a bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it, under the Federal bankruptcy laws as now or hereafter constituted, or any other applicable Federal or state bankruptcy or insolvency or other similar law, or consents to the appointment of or taking possession by a receiver or liquidator or assignee, trustee, custodian, sequestrator (or other similar official) of Tenant or of any substantial part of its property, or makes any assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, or (vi) Tenant, its stockholders or Board of Directors or any committee thereof takes any action contemplating, in preparation for or in furtherance of any of the occurrences, steps or proceedings in items (iv) or (v) above, or (vii) Tenant shall abandon or vacate the Leased Premises during the Term, or (viii) Tenant shall fail to take possession of any part of the Leased Premises within 30 days after the date the Leased Premises are made available by the Landlord for occupancy, or (ix) Tenant defaults under any other lease in the Building, or (x) any representation or warranty made by Tenant is not accurate and correct, then Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease, and any other lease in the Building to which Tenant is a party and thereupon at its option may, with or without notice or demand of any kind to Tenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein:

(a) Landlord may terminate this Lease by giving to Tenant written notice of Landlord’s election to do so, in which event the Term and all right, title and interest of Tenant hereunder shall end on the date stated in such notice;

(b) Landlord may terminate the right of Tenant to possession of the Leased Premises without terminating this Lease, by giving written notice to Tenant that Tenant’s right of possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Leased Premises or any part thereof shall cease on the date stated in such notice; and

(c) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, and for the enforcement of any other appropriate legal or equitable remedy, including without limitation (aa) injunctive relief, (bb) recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease, and (cc) any other damages incurred by Landlord by reason of Tenant’s default under this Lease.

B. If Landlord exercises any of the remedies provided for in subparagraphs (a) or (b) above, Tenant shall surrender possession of and vacate the Leased Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Leased Premises.

C. If Landlord terminates the right of Tenant to possession of the Leased Premises without terminating this Lease, such termination of possession shall not release Tenant, in whole or in part, from Tenant’s obligation to pay the Base Rent hereunder for the full Term, and the present value of the aggregate amount of the Base Rent and Additional Charges (at the then current rates therefor) for the period from the date stated in the notice terminating possession to the Termination Date (such present value to be computed on the basis of a per annum discount rate equal to 7%) shall, at the option of Landlord, be immediately due and payable by Tenant to Landlord, together with any other moneys due hereunder, and Landlord shall have the right to immediate recovery of all such amounts. In the alternative, Landlord shall have the right from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent and Additional Charges not theretofore accelerated and paid pursuant to the foregoing sentence and any other sums thereafter accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the Termination Date. In any such case, Landlord may (but shall be under no obligation to, except as may be required by law) relet the Leased Premises or any part thereof for the account of Tenant for such rent, for such time (which may be for a term extending beyond the Term of this Lease) and upon such terms as Landlord in Landlord’s sole discretion shall determine, and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. Also, in any such case, Landlord may change the locks or other entry devices of the Leased Premises and make repairs, alterations and additions in or to the Leased Premises and redecorate the same to the extent deemed by Landlord necessary or desirable, and Tenant shall upon written demand pay the cost thereof together with Landlord’s expenses of reletting, including, without limitation, brokerage commissions payable to Landlord or Property Manager or to others. Landlord may collect the rents from any such reletting and apply the same first to the payment of the expenses of re-entry, redecoration, repair and alterations and the expenses of reletting and second to the payment of Base Rent and Additional Charges payable by Tenant hereunder, and any excess or residue shall operate only as an offsetting credit against the amount of Base Rent and Additional Charges due and owing or paid as a result of acceleration or as the same thereafter becomes due and payable hereunder, but the use of such offsetting credit to reduce the amount of Base Rent and Additional Charges due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely; and in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of either the aggregate sum (including Base Rent and Additional Charges) due and owing or paid as a result of acceleration or which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no default occurred, as applicable. No such re-entry, repossession, repairs, alterations, additions or reletting shall be construed as an eviction or ouster of Tenant or as an election on Landlord’s part to terminate this Lease, unless a written notice of such intention is given to Tenant, nor shall the foregoing operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, and Landlord may, at any time and from time to time, sue and recover judgment for any deficiencies from time to time remaining after the application from time to time of the proceeds of any such reletting.

D. In the event of the termination of this Lease by Landlord as provided for by subparagraph A. above, Landlord shall be entitled to recover from Tenant all damages and other sums which Landlord is entitled to recover under any provision of this Lease or at law or equity, including, but not limited to, all the fixed dollar amounts of Base Rent and Additional Charges accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or in respect of which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including without limitation court costs and reasonable attorney’s fees incurred by Landlord in the enforcement of its rights and remedies hereunder and, in addition, any damages provable by Landlord as a matter of law including, without limitation, an amount equal to the excess of the Base Rent provided to be paid for the remainder of the Term over the fair market rental value of the Leased Premises (determined at the date of termination of this Lease) after deduction of all anticipated expenses of reletting. In the alternative, Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent, Additional Charges and other amounts due and owing under this Lease not theretofore accelerated and paid pursuant to the provisions of this Lease plus (x) damages equal to all other sums which would have accrued under the Lease after the date of termination had it not been terminated, such damages to be due and payable as such sums would have become due, less (y) such amounts as Landlord may receive from reletting after first paying all costs of such reletting, including, without limitation, brokerage commissions and the costs of repairs, alterations, additions and redecorations, and the expenses of re-entry, and the net amounts of rent collected remaining after such expenses shall operate only as an off-setting credit against the amount due hereunder with any excess or residue belonging to Landlord solely. Should the fair market rental value of the Leased Premises after deduction of all anticipated expenses of reletting exceed the Base Rent provided to be paid by Tenant for the remainder of the Term, Landlord shall not be obligated to pay to Tenant any part of such excess or to credit any part of such excess against any other sums or damages for which Tenant may be liable to Landlord.

E. Tenant shall pay all of Landlord’s costs, charges and expenses, including without limitation, court costs and reasonable attorney’s fees, incurred in enforcing Tenant’s obligations under this Lease or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned.

F. In the event that Tenant shall file for protection under the Bankruptcy Code now or hereafter in effect, or a trustee in bankruptcy shall be appointed for Tenant, Landlord and Tenant agree, to the extent permitted by law, to request that the debtor-in-possession or trustee-in-bankruptcy, if one shall have been appointed, either assume or reject this Lease within 60 days after such appointment.

24.	COVENANT OF QUIET ENJOYMENT.

Landlord covenants that Tenant, on paying the Base Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, all of which obligations of Tenant are independent of Landlord’s obligations hereunder, shall, during the Term, peaceably and quietly have, hold and enjoy the Leased Premises subject to the terms, covenants, conditions, provisions and agreements hereof free from hindrance by Landlord or any person claiming by, through or under Landlord.

25.	COLLATERAL.

Tenant hereby deposits with Landlord and grants Landlord a security interest in the sum designated in the Schedule as “Security Deposit” (hereinafter referred to as “Collateral”), as security for the prompt, full and faithful performance by Tenant of each and every provision of this Lease and of all obligations of Tenant hereunder.

A. If Tenant fails to perform any of its obligations hereunder (subject to any applicable grace or cure period), Landlord may use, apply or retain the whole or any part of the Collateral for the payment of (i) any Base Rent or other sums of money which Tenant may not have paid when due, (ii) any sum expended by Landlord on Tenant’s behalf in accordance with the provisions of this Lease, and (iii) any sum which Landlord may expend or be required to expend by reason of Tenant’s default, or any loss or damage which Landlord may suffer or incur, including, without limitation, any damage or deficiency in or from the reletting of the Leased Premises as provided in Paragraph 23. The use, application or retention of the Collateral, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law (it being intended that Landlord shall not first be required to proceed against the Collateral) and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Collateral is used, applied or retained by Landlord for the purposes set forth above, Tenant agrees, within 10 days after written demand therefor is made by Landlord, to deposit cash with Landlord in an amount sufficient to restore the Collateral to its original amount.

B. If Tenant shall fully and faithfully comply with all the provisions of this Lease, the Collateral, or any balance thereof, shall be returned to Tenant without interest after the expiration of the Term or upon any later date after which Tenant has vacated the Leased Premises. In the absence of receipt by Landlord of evidence satisfactory to Landlord of any permitted assignment of the right to receive the Collateral, or of the remaining balance thereof, Landlord may return the same to the original Tenant, regardless of one or more assignments of Tenant’s interest in this Lease or the Collateral. In such event, upon the return of the Collateral, or the remaining balance thereof to the original Tenant, Landlord shall be completely relieved of and released from all liability under this Paragraph 25 or otherwise with respect to the Collateral.

26.	OTHER AGREEMENTS OF TENANT.

A. Tenant shall not install or operate machinery or any mechanical devices of a nature not directly related to Tenant’s ordinary use of the Leased Premises without the prior written consent of Landlord. Movements of Tenant’s property into or out of the Building or Leased Premises and within the Building are entirely at the risk and responsibility of Tenant, and Landlord reserves the right to require permits before allowing any property to be moved into or out of the Building or Leased Premises.

B. If Landlord elects to make available to tenants in the Building any services or supplies, or arranges a master contract therefor, Tenant agrees to obtain its requirements, if any, therefor from Landlord or under any such contract, provided that the charges therefor are reasonable.

C. Tenant shall permit no vending machines, game machines, video game machines, or other amusement devices in the Leased Premises.

D. Upon request of Landlord from time to time, Tenant agrees to furnish Landlord with copies of most currently available financial statements of Tenant, certified by Tenant’s Chief Financial Officer.

E. Tenant shall not have any signs which are visible from the exterior or the common areas of the Building, other than the corridor abutting the Leased Premises.

F. Tenant agrees to purchase only from Landlord additional duplicate keys as required, to change no locks, and not to affix locks on doors without the prior written consent of Landlord. Notwithstanding the provisions for Landlord’s access to the Leased Premises, Tenant relieves and releases Landlord of all responsibility arising out of theft, robbery, pilferage and personal assault. Upon the expiration of the Term or Tenant’s right to possession, Tenant shall return all keys to Landlord and shall disclose to Landlord the combination of any safes, cabinets or vaults left in the Leased Premises.

27.	REAL ESTATE BROKER.

Tenant represents that Tenant has dealt with (and only with) the broker named in the Schedule as broker in connection with this Lease, and that insofar as Tenant knows, no other broker negotiated this Lease or is entitled to any commission in connection therewith. Tenant agrees to indemnify, defend and hold Landlord and its partners, employees, agents, and officers harmless from and against all claims made by any broker or finder other than the broker named in the Schedule for a commission or fee in connection with this Lease, provided that Landlord has not in fact retained such broker or finder. Tenant shall be solely responsible for all commissions due such broker named in the Schedule in connection with this Lease.

28.	MISCELLANEOUS.

A. Rights Cumulative. All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights and remedies allowed by law.

B. Late Payments.

(i) All payments becoming due under this Lease and remaining unpaid when due shall bear interest until paid at a rate per annum (the “Interest Rate”) equal to 5% per annum plus the prime rate of interest as disclosed from time to time in The Wall Street Journal, such rate to change when and as such prime rate changes (but in no event at a rate which is more than the highest rate which is at the time lawful in the State of New Hampshire)

(ii) Tenant recognizes that late payment of Base Rent or any other sum due hereunder will result in administrative expenses to Landlord, the extent of which additional expenses are extremely difficult and economically impractical to ascertain. Tenant therefore agrees that when Base Rent or any other sum is due and payable from Tenant to Landlord pursuant to the terms of this Lease, and such amount remains unpaid five days after such amount is due, the amount of such unpaid Base Rent or other sum shall be increased by a late charge to be paid to Landlord by Tenant equal to the greater of (a) $100.00 or (b) 5% of the unpaid Base Rent or other sum.

The provisions of this Paragraph shall in no way relieve Tenant of the obligation to pay Base Rent or other payments on or before the date on which they are due, nor shall the collection by Landlord of any amount under either subparagraph hereof impair (a) the ability of Landlord to collect the amount charged under the other subparagraph hereof or (b) Landlord’s Remedies set forth in Paragraph 23 of this Lease.

C. Terms. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, and singular or plural, as the case may require, shall in all cases be assumed as though in each case fully expressed. Tenant acknowledges that “rentable area” as used in this Lease includes a portion of the common and service areas of the Building.

D. Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors and assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of this Lease.

E. Lease Contains All Terms. All of the obligations of Landlord are contained herein and in the Schedule attached hereto and the Exhibits attached hereto, and no modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon Landlord unless in writing signed by Landlord or by a duly authorized agent of Landlord empowered by a written authority signed by Landlord. In executing and delivering this Lease, Tenant has not relied on any representation (including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Charges or the amount of the Additional Charges in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis), warranty or any statement of Landlord which is not set forth herein, in the Work Letter or in one or more of the Exhibits attached hereto.

F. Delivery for Examination. Submission of the Lease for examination shall not bind Landlord in any manner, and no Lease or obligations of Landlord shall arise until this instrument is signed by both Landlord and Tenant and delivery is made to each.

G. No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

H. Substitution of Other Premises.

(i) At any time hereafter, Landlord shall have the right to substitute the premises then being leased or to be leased hereunder (the “Existing Premises”) other premises within the Building (herein referred to as the “New Premises”) provided that the New Premises shall be of at least substantially the same size and shall either have substantially the same perimeter configuration or a perimeter configuration substantially as usable for the purposes for which the Existing Premises were being used by Tenant or, if possession of the Existing Premises had not yet been received by Tenant, then for the purposes for which the Existing Premises were to be used by Tenant.

(ii) If Tenant shall not have received possession of the Existing Premises, then, as of the date Landlord gives notice of a substitution, such substitution shall be effective, the New Premises shall be the Leased Premises hereunder and the Existing Premises shall cease to be the Leased Premises hereunder.

(iii) The provisions of this subparagraph (iii) shall apply if Tenant shall have already received possession of the Existing Premises as of the date Landlord gives notice of substitution. Tenant shall vacate and surrender the Existing Premises not later than the later of the 30th day after the date that Landlord shall notify Tenant of Landlord’s intent to make the substitution in question or the 15th day after Landlord shall have substantially completed the work to be done by Landlord in the New Premises pursuant to this subparagraph (iii). As of the sooner of such 15th day or the date of such surrender and vacation, the New Premises shall be the Leased Premises leased under this Lease and the Existing Premises shall cease to be the Leased Premises leased under this Lease. Landlord shall (a) pay the actual and reasonable out-of-pocket expenses of Tenant’s moving of its property from the Existing Premises to the New Premises, and (b) shall improve the New Premises so that they are substantially similar to the Existing Premises and promptly reimburse Tenant for its actual and reasonable out-of-pocket costs in connection with the relocation of any telephone or other communications equipment from the Existing Premises to the New Premises. However, instead of only paying the expenses of Tenant’s moving of its property, Landlord may elect to either move Tenant’s property or provide personnel to do so under Tenant’s direction, in which event such move may not be made except during evenings, weekends or holidays, so as to incur the least inconvenience to Tenant. Notwithstanding the foregoing, Tenant shall be solely responsible for the cost of making the portion of the Other Space fit for Tenant’s particular use and its out-of-pocket expenses of Tenant’s moving of its property from the portion of the Primary Space noted on Exhibit A as the “Special Takeover Space” to the New Premises.

(iv) Tenant shall not be entitled to any compensation for any inconvenience or interference with Tenant’s business, nor to any abatement or reduction in rent, nor shall Tenant’s obligations under this Lease be otherwise affected, as a result of the substitution, except as otherwise provided in this subparagraph H. Tenant agrees to cooperate with Landlord so as to facilitate the prompt completion by Landlord of its obligations under this subparagraph H. Without limiting the generality of the preceding sentence, Tenant agrees to promptly provide to Landlord such approvals, instructions, plans, specifications or other information as may be reasonably requested by Landlord.

I. Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

J. Captions. The captions of paragraphs and subparagraphs are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such paragraphs or subparagraphs.

K. Only Landlord/Tenant Relationship. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Base Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

L. Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease (regardless of Tenant’s designation of such payments) to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord in its sole discretion may elect.

M. Governing Law. Interpretation of this Lease shall be governed by the internal laws of the State of New Hampshire.

N. Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease (or the application of such term, provision or condition to persons or circumstances other than those in respect of which it is invalid or unenforceable) shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent permitted by law; provided, however, that if any provision of this Lease relating to payment of Base Rent or Additional Charges is invalid or unenforceable, Landlord shall have the right to terminate this Lease.

O. Interest. If, from any circumstances whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due, shall involve exceeding the highest lawful rate of interest permissible under applicable law, then the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under the applicable laws; and, if for any reason whatsoever, Landlord shall ever receive as interest an amount which would be deemed unlawful under such applicable law, at Landlord’s option such excess shall be either credited against payments next due hereunder or refunded by Landlord, provided Tenant is not then in default hereunder.

P. Authorized Signatory. If Tenant is a corporation or partnership, each signatory of Tenant personally represents and warrants that he is a duly authorized signatory for and on behalf of the Tenant, and agrees that if the representation and warranty contained in this paragraph is false, each signatory shall be personally liable under this Lease.

Q. Financial Information. Tenant represents and warrants that all financial information heretofore and hereafter delivered to Landlord is true and correct and that no material misstatements or omissions exist therein.

R. Joint and Several Liability. In the event that the Tenant consists of two or more individuals or entities, each person or entity comprising Tenant acknowledges and agrees that wherever Tenant has made any covenant or agreement or undertaken any obligation under this Lease, Tenant and each person or entity comprising Tenant, is and shall be jointly and severally bound to perform such covenant, agreement or obligation.

S. Counterparts. This Lease may be executed in counterparts and each copy of this Lease to which is attached counterpart signature pages containing the signatures of each of the parties hereto shall be deemed for all purposes to be an executed original of this Lease.

T. Force Majeure. Landlord shall not be in default under this Lease if Landlord is unable to perform any of its obligations on account of any strike or labor problem, energy shortage, governmental pre-emption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of Landlord (“Force Majeure”).

29.	NOTICES.

All notices to be given under this Lease shall be in writing and delivered personally or deposited in the United States mail, certified or registered mail with return receipt requested, postage prepaid, addressed as set forth in the Schedule or to such other person or such other address designated by notice sent by the party hereto who wished to receive notice.

All notices shall be deemed effectively given

(i) when delivered, if delivered personally;

(ii) three days after such notice has been deposited in the United States mail, if mailed certified or registered mail, return receipt requested; and

(iii) when received by the party for which notice is intended, if given in any other manner.

30.	LIMITATION ON LANDLORD’S LIABILITY.

It is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord or the partners in Landlord, and any liability of Landlord or the partners in Landlord for damages or breach or nonperformance by Landlord or otherwise arising under or in connection with this Lease or the relationship of Landlord and Tenant hereunder, shall be collectible only out of Landlord’s interest in the Land and the Building (or if Landlord is the beneficiary of a land trust, Landlord’s right, title and interest in such land trust), in each case as the same may then be encumbered, and no personal liability is assumed by, nor at any time may be asserted against, Landlord or the partners in Landlord or any of its or their officers, agents, employees, legal representatives, successors or assigns, all such liability, if any, being expressly waived and released by Tenant.

31.	RENEWAL OPTION.

Tenant shall have one (1) option to extend the Term for the Primary Space plus such additional space as may be available and of interest to Tenant for a period of five years (the “Renewal Option”; the term of the Renewal Option shall be referred to as the “Renewal Term”), upon the terms and conditions contained herein, including without limitation the payment of Additional Charges determined on the same basis as set forth in this Lease except that the Base Rent for the Renewal Term shall be at the then-fair market rental value, as reasonably determined by Landlord in its reasonable discretion.

A. Tenant shall provide notice to Landlord (“Renewal Notice”) of Tenant’s exercise of the Renewal Option no later than June 30, 2010. Landlord will then, within 30 days of receipt of the Renewal Notice, provide Tenant with Landlord’s determination of the fair market rental value applicable to the Renewal Term. Within 10 days after receiving such determination (the “Tenant’s Review Period”), Tenant shall irrevocably elect, in writing, to do one of the following: (i) accept Landlord’s determination, or (ii) rescind Tenant’s exercise of the Renewal Option. If Tenant fails to respond in such 10 day period, Tenant shall be deemed to have elected clause (i) of the previous sentence.

B. Tenant may not exercise the Renewal Option if on the date Tenant attempts to exercise the Renewal Option or as of the beginning of the Renewal Term (i) Tenant is in default beyond any applicable notice and cure periods, or (ii) this Lease or Tenant’s right of possession has been terminated, or (iii) this Lease is not in full force and effect, or (iv) other than in the connection with a Permitted Transfer, Tenant has assigned this Lease, sublet all or any portion of the Leased Premises or is in possession of less than all of the Leased Premises.

Following exercise by Tenant of the Renewal Option, at the request of either party hereto and within 60 days after such request, Landlord and Tenant shall enter into a supplement to this Lease confirming the terms, conditions and provisions applicable to the Renewal Term as determined in accordance herewith.

END OF TERMS AND CONDITIONS